Exhibit 99.1
FOR IMMEDIATE RELEASE

Progress Announces the Appointment of Loren Jarrett
to the Role of General Manager, Developer Tooling

Seasoned veteran to drive strategic direction, go-to-market and growth opportunities for market leading developer tooling technology

BEDFORD, Mass.—June 24, 2019—Progress (NASDAQ: PRGS), the leading provider of application development and digital experience technologies, today announced that Loren Jarrett has been appointed General Manager, Developer Tooling for Progress. Jarrett was previously Chief Marketing Officer (CMO) for the company. In her new role, Jarrett will continue to report to Yogesh Gupta, CEO, Progress.

“Loren brings to her new role two decades of strong go-to-market and product experience in the enterprise software industry,” said Yogesh Gupta, CEO, Progress. “She has a tremendous track record of driving success for software businesses and for developer-focused products specifically. We are thrilled that Loren has taken leadership of this business and know she will lead the business and its products to new levels of innovation and success both for Progress and our customers.”

Jarrett replaces Faris Sweis as General Manager, Developer Tooling. Sweis has decided to leave Progress to pursue other interests. “We thank Faris for his long and successful tenure at Progress and Telerik and we wish him well in his future endeavors,” added Gupta.

For more than two years Jarrett has led Marketing for Progress. In her capacity as CMO she has built a high-performing marketing organization, driven a coordinated strategy and go-to-market across product lines, made tremendous advancements in the company’s demand generation efforts, achieved marked success with industry analysts, and created a powerful digital presence for Progress. Jarrett also currently serves as an executive sponsor and leader for the company’s Inclusion and Diversity and Corporate Social Responsibility programs.

In her new role as General Manager, Developer Tooling, Jarrett will be responsible for driving all facets of the business – from overall success of the business, to the continued delivery of best-of-breed tools for developers. Responsibilities include leadership of sales, demand generation, engineering, product management, product marketing, customer success, support, and developer relations for the industry leading product lines: Telerik®, Kendo UI®, DevCraft™, Test Studio®, and the recently announced Unite UX™ product.

“I couldn’t be more excited to be taking on leadership of this business. The heritage of Progress and the business it acquired from Telerik in the Developer Tooling space is second to none. With the strong products and vibrant and engaged community of developers around these technologies, we have a tremendous base on which to build the future of this business.”

Prior to Progress, Jarrett was Chief Marketing Officer at Acquia and before that, Chief Marketing Officer at Kaseya. Earlier, Jarrett held roles as Vice President of Product Management and Strategy at Oracle, Senior Vice President and head of Marketing and Product Management at FatWire Software (acquired by Oracle), and Vice President of Product Management for Corporate Card and Loyalty Products at American Express. Jarrett holds an MBA from Harvard Business School and a BA from Yale University, magna cum laude. She also serves on the Board of Directors for Boston Scores, Boston’s largest after school program offering soccer and enrichment programs for underserved urban youth.

About Progress
Progress (NASDAQ: PRGS) offers the leading platform for developing and deploying strategic business applications. We enable customers and partners to deliver modern, high-impact digital experiences with a fraction of the effort, time and cost. Progress offers powerful tools for easily building adaptive user experiences across any type of device or touchpoint, award-winning machine learning that enables cognitive capabilities to be a part of any application, the flexibility of a serverless cloud to deploy modern apps, business rules, web content management, plus leading data connectivity technology. Over 1,700 independent software vendors, 100,000 enterprise customers, and two million developers rely on Progress to power their applications. Learn about Progress at www.progress.com or +1-800-477-6473.

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Progress, Telerik, Kendo UI, DevCraft, Unite UX, and Test Studio are trademarks or registered trademarks of Progress Software Corporation and/or one of its subsidiaries or affiliates in the US and other countries. Any other trademarks contained herein are the property of their respective owners.

Media Contact:
Kim Baker
Progress
+1 888-365-2779
pr@progress.com